Exhibit 99.1

FOR IMMEDIATE RELEASE

NB Bancorp, Inc. Completes Private Placement of $100 Million of 7.50% Fixed-to-Floating Rate Subordinated Notes

NEEDHAM, Mass., Nov. 6, 2026 /PRNewswire/ – NB Bancorp, Inc. (the “Company”), a bank holding company that conducts its banking operations through its wholly-owned subsidiary, Needham Bank (the “Bank”), today completed its offering of $100 million in aggregate principal amount of 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”). The Company intends to use the net proceeds for general corporate purposes. The Notes initially bear a fixed rate of interest of 7.50%, payable semiannually, for the first five years and will reset quarterly thereafter to the then-current three-month Secured Overnight Financing Rate (SOFR) plus 305 basis points. The Notes were rated BBB- by Kroll Bond Rating Agency.

In connection with the issuance and sale of the Notes, the Company entered into registration rights agreements with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), with substantially the same terms as the Notes.

Piper Sandler & Co. served as sole placement agent for the offering. Nutter McClennen & Fish, LLP served as legal counsel to the Company and the Bank and Luse Gorman, PC served as legal counsel to Piper Sandler & Co.

About NB Bancorp, Inc. and Needham Bank

NB Bancorp, Inc. (Nasdaq Capital Market: NBBK) is the registered bank holding company of Needham Bank. Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston's financial district. Known as the "Builder's Bank," Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. Needham Bank also provides services to companies in the cannabis industry by providing loans and deposits, along with supporting payment platforms in this industry. We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC.

No Offer or Solicitation

This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes

1063 Great Plain Avenue | Needham, MA 02492

is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

Disclosures Concerning Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering Direct Registration Statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.

1063 Great Plain Avenue | Needham, MA 02492